SHARE TRANSFER, AMENDMENT AND RELEASE AGREEMENT

THIS SHARE TRANSFER, AMENDMENT AND RELEASE AGREEMENT (this “Agreement”), dated as of May 14, 2018 (the “Execution Date”), is entered into by and among BIOTEST PHARMACEUTICALS CORPORATION, a Delaware corporation (“BPC”), ADMA BIOMANUFACTURING, LLC, a Delaware limited liability company (“ADMA BioManufacturing”), ADMA BIOLOGICS, INC., a Delaware corporation (“ADMA Biologics” and, together with ADMA BioManufacturing, “ADMA”)), ADMA BIO CENTERS GEORGIA INC., a Delaware corporation (“ADMA BioCenters”), BIOTEST AG, a company organized under the laws of Germany (“Biotest”), THE BIOTEST DIVESTITURE TRUST, a Maryland trust (the “Trust”) and BIOTEST US CORPORATION, a Delaware corporation (“Biotest US”). Each of BPC, ADMA, ADMA BioCenters, Biotest, the Trust and Biotest US are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, BPC, ADMA, Biotest US and Biotest are parties to that certain Master Purchase and Sale Agreement, dated as of January 21, 2017 (“MPA”) (defined terms used herein but not otherwise defined shall have the meanings set forth in the MPA);

WHEREAS, in connection with the transactions set forth in the MPA, and as a result of additional investments made by BPC in ADMA Biologics stock, as contemplated in the MPA, BPC became the holder of ADMA Common Stock, consisting of 10,109,534 shares of voting ADMA Common Stock (the “ADMA Voting Shares”) and 8,591,160 shares of ADMA NV Capital Stock (the “ADMA Non-Voting Shares”) (the ADMA Voting Shares and ADMA Non-Voting Shares held by BPC are collectively referred to as the “ADMA Shares”);

WHEREAS, in connection with unrelated transactions involving Biotest, BPC and CREAT Group Corporation, BPC is required to sell and divest its U.S. assets, including the ADMA Shares;

WHEREAS, in connection with the transactions set forth in the MPA, ADMA may be entitled to certain claims for indemnification by BPC and Biotest under the terms of the MPA (“Potential Claims”);

WHEREAS, the Parties have elected to resolve any such Potential Claims and avoid any potential disputes between them by entering into the transactions and agreements set forth in this Agreement; and

WHEREAS, this Agreement is intended to amend the (i) Stockholders Agreement, dated as of June 6, 2017, by and between ADMA Biologics and BPC (the “Stockholders Agreement”), (ii) Registration Rights Agreement, dated as of June 6, 2017, by and between ADMA Biologics and BPC (the “Registration Rights Agreement”), and (iii) Purchase Agreement, dated as of June 6, 2017, by and among BPC, ADMA BioCenters and ADMA Biologics (the “Biocenters Purchase Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I
RELEASE OF POTENTIAL CLAIMS

1.1              Transfer of ADMA Non-Voting Shares.

(a)               In consideration for the release of all Potential Claims against Biotest and BPC, BPC hereby transfers, assigns and conveys to ADMA Biologics all of its right, title and interest in and to the ADMA Non-Voting Shares, representing one hundred percent (100%) of the ADMA NV Capital Stock owned by BPC, free and clear of any and all liens, claims and encumbrances.

(b)               In furtherance of the foregoing, (i) BPC hereby covenants and agrees that it shall execute and deliver, or shall cause to be executed and delivered, to ADMA Biologics or ADMA Biologics’ transfer agent, as applicable, any and all documentation reasonably required to accomplish the foregoing, including but not limited to a stock power, seller representation letter, opinion of legal counsel or other transfer documents, and (ii) ADMA Biologics hereby covenants and agrees that it shall execute and deliver to its transfer agent a letter of reliance with respect to the opinion of BPC’s counsel (the “Non-Voting Shares Transfer Documents”). The Parties agree the transfer of the ADMA Non-Voting Shares hereunder shall be immediately effective on the date hereof (the “NV Share Closing Date”).

1.2              ADMA Release. In consideration for the transfer of ADMA Non-Voting Shares, ADMA agrees, effective on the NV Share Closing Date, as follows: ADMA expressly agrees, for itself and on behalf of its Affiliates and its and their respective predecessors, successors, assigns, and its and their respective past or present officers, agents, stockholders, members, managers, directors, attorneys, employees and representatives (“ADMA Releasing Parties”), to hereby fully release, remise, acquit and forever discharge BPC, Biotest, Biotest US, the Trust and their respective Affiliates predecessors, successors, assigns, and their respective past or present officers, agents, shareholders, directors, attorneys, employees and representatives (“Biotest Released Parties”), from any and all claims, demands, actions, causes of action, damages, obligations, losses and expenses of whatsoever kind or nature (including reasonable attorneys’ fees and other legal fees and expenses) arising out of any acts, omissions, transactions, transfers, happenings, violations, promises, contracts, agreements, facts or situations which occurred or existed at any time through and including the date of this Agreement, whether or not now known or suspected or claimed, whether in law, equity or otherwise, including, but not limited to, any Potential Claims and any and all other claims for indemnification or other claims, counterclaims, damages, demands, actions or causes of action of any kind or nature that have been asserted or that could have been asserted by the ADMA Releasing Parties against the Biotest Released Parties in each case arising under, in connection with or related to the MPA (collectively, the “ADMA Release”). Notwithstanding the foregoing, the ADMA Release shall not affect the Parties’ rights and obligations under this Agreement, the Stockholders Agreement, Registration Rights Agreement, Commercial Agreements or any other agreements among the Parties which are currently in effect (except as set forth herein with respect to the MPA) or which may be entered into following the NV Share Closing Date. The ADMA Release is intended to and shall extend to, apply to, cover, and include all unknown, unforeseen, unanticipated, and unexpected claims and all consequences thereof, as well as those which the parties might reasonably anticipate. The provisions of any state, federal, local, or territorial law or statute providing in substance that releases shall not extend to claims that are unknown or unsuspected to the persons executing such releases are hereby expressly waived.

1.3              Waiver of Biocenters Repurchase Right. ADMA hereby waives and terminates its rights under Section 8(j) of the Biocenters Purchase Agreement, effective as of the NV Share Closing Date. In furtherance of the foregoing, BPC, ADMA BioCenters and ADMA Biologics hereby acknowledge and agree that, effective on the NV Share Closing Date, the BioCenters Purchase Agreement is hereby amended such that (i) Section 8(j) is deleted in its entirety and of no further force and effect, and (ii) the remainder of Section 8 shall be renumbered accordingly.

Article II
additional agreements

2.1              Transfer of ADMA Voting Shares.

(a)               Subject to the closing conditions stated in Article IV below, BPC shall use best efforts and take all such action as is necessary to transfer all of the ADMA Voting Shares to the Trust.  The closing of the transfer of the ADMA Voting Shares shall occur as soon as reasonably practicable following the satisfaction of the closing conditions as set forth herein (the “Voting Shares Closing Date”), but in no event later than July 1, 2018 (provided that Biotest, BPC and the Trust have received all regulatory clearance for the Trust to own and hold the ADMA Voting Shares).  The Parties acknowledge and agree that such transfer shall not constitute a transfer to an “Affiliate” (as defined in the Stockholders Agreement) under Section 4.1(c)(i) of the Stockholders Agreement and shall instead be treated as a transfer permitted under Section 4.1(b) of the Stockholders Agreement.  In furtherance of the foregoing, (i) BPC hereby covenants and agrees that it shall execute and deliver, or shall cause to be executed and delivered, to the Trust or ADMA Biologics’ transfer agent, as applicable, any and all documentation reasonably required to accomplish the transfer, including but not limited to a stock power, opinion of legal counsel or other transfer documents, and (ii) ADMA Biologics hereby covenants and agrees that it shall execute and deliver to its transfer agent a letter of reliance with respect to the opinion of BPC’s counsel (collectively, the “Voting Shares Transfer Documents”).

(b)               On the Voting Shares Closing Date, in connection with the transfer of the ADMA Voting Shares to the Trust, BPC shall assign to the Trust, and the Trust shall acknowledge and agree to be bound by and subject to, all rights and obligations of BPC under (i) the Stockholders Agreement, including, but not limited to, the restrictions contained in Articles III and IV therein (but subject to amendments contemplated in Section 2.2 below); and (ii) the Registration Rights Agreement. Additionally, BPC and the Trust shall deliver to ADMA an officer’s certificate on the Voting Shares Closing Date attesting to the foregoing and in form and substance reasonably satisfactory to ADMA (the “Officer’s Certificate”).

(c)               Effective on the Voting Shares Closing Date, each of ADMA Biologics, BPC and the Trust acknowledge and agree that (x) the Stockholders Agreement be amended such that the definition of “Biotest Stockholder” be amended and restated in its entirety to read, “Biotest Divestiture Trust, a Maryland trust (the “Biotest Stockholder”)”; and (y) the Registration Rights Agreement be amended such that the definition of “Investor” be amended and restated in its entirety to read, “Biotest Divestiture Trust, a Maryland Trust (the “Biotest Stockholder”)”.

(d)               BPC and the Trust covenant and agree that the transfer, assignment and conveyance of ADMA Voting Shares will be made in compliance with all applicable federal and state securities laws and all other applicable laws, rules and regulations.

2.2              Termination of Board, Observer and CEO Rights. Effective on the NV Shares Closing Date, ADMA Biologics and BPC hereby acknowledge and agree that the Stockholders Agreement is hereby amended such that Article VI thereof, including all references thereto, is deleted in its entirety and is of no further force and effect.

2.3              Right of First Negotiation. For the ninety (90) day period commencing on the Voting Shares Closing Date (the “ROFN Period”), the Trust hereby unconditionally and irrevocably grants to ADMA Biologics an exclusive right of first negotiation for the purchase of all of the ADMA Voting Shares at such price and upon such terms as the Trust and ADMA Biologics may mutually agree; provided however, that a definitive agreement concerning the purchase of the ADMA Voting Shares shall require that the closing of the purchase of such shares by ADMA shall (i) be in cash paid in full at closing and (ii) occur no later than the earlier of: (x) three (3) months from date on which a definitive agreement for the sale of the ADMA Voting Shares is executed by the Trust and ADMA Biologics or (y) six (6) months from the Voting Shares Closing Date. ADMA Biologics and the Trust agree to negotiate in good faith during the ROFN Period.

2.4              Registration of ADMA Voting Shares. If not filed before, ADMA Biologics agrees to use commercially reasonable efforts during the ROFN Period to file with the SEC a registration statement on Form S-3 registering, among other securities, 4,295,580 unregistered ADMA Voting Shares held by BPC (to be transferred to the Trust pursuant to the terms herein). ADMA Biologics hereby confirms that the remaining 5,813,954 ADMA Voting Shares are registered as of the date hereof. For the avoidance of doubt, ADMA Biologics’ failure to file the registration statement contemplated in this Section 2.4 shall not limit the right to demand a registration of the ADMA Voting Shares in accordance with the Registration Rights Agreement.

2.5              BPC Market Stand-Off Agreement. If, prior to the ROFN Period, ADMA Biologics undertakes an offering of its equity or debt securities, BPC covenants and agrees to promptly execute and be bound by a market stand-off agreement on the same terms and conditions as the market stand-off agreement entered into by and binding upon ADMA Biologics’ officers and directors in connection with such offering of equity or debt securities and agrees not to sell publicly or otherwise transfer or dispose of any ADMA Voting Shares during the Market Stand-Off Period (as defined below); provided however, that BPC will be bound by such market stand-off agreement for a period equal to the shorter of (i) the time period applicable to ADMA’s officers and directors under their market stand-off agreements or (ii) ninety (90) days from the commencement of the offering (the “Market Stand-Off Period”). Notwithstanding the foregoing, (x) the market stand-off agreement executed by BPC under this Section 2.5 shall not prohibit or restrict in any manner BPC’s right to transfer the ADMA Voting Shares to the Trust in accordance with this Agreement and (y) a market stand-off agreement executed by BPC under this Section 2.5 shall automatically and immediately terminate on the Voting Shares Closing Date provided that the Trust enters into the market stand-off agreement contemplated in Section 2.6 below.

2.6              Trust Market Stand-Off Agreement. If, during the ROFN Period, ADMA Biologics undertakes an offering of its equity or debt securities, the Trust covenants and agrees to promptly execute and be bound by a market stand-off agreement on the same terms and conditions as the market stand-off agreement entered into by and binding upon ADMA Biologics’ officers and directors in connection with such offering of equity or debt securities and agrees not to sell publicly or otherwise transfer or dispose of any ADMA Voting Shares during the Market Stand-Off Period; provided however, that the Trust will be bound by such market stand-off agreement during the Market Stand-Off Period.

Article III
REPRESENTATIONS AND WARRANTIES

3.1              Due Authorization. Each Party represents and warrants that it has all requisite organizational power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement, the performance of each Party’s obligations hereunder have been duly and validly authorized, and each Party has taken all such corporate or equivalent actions as may be necessary, proper or advisable to authorize the execution and delivery of this Agreement, the consummation of the transactions set forth herein and to perform all its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of each Party hereto enforceable against each such Party in accordance with its terms and conditions, except where such enforcement is limited by equity.

3.2              Applicable Law. BPC and ADMA Biologics each represent and warrant that the transfer, assignment and conveyance of ADMA Non-Voting Shares to ADMA Biologics is made in compliance with all applicable federal and state securities laws and all other applicable laws, rules and regulations.

3.3              No Conflicts. Each Party represents and warrants that the execution, delivery and performance by each Party of this Agreement, and the consummation of the transactions set forth herein, do not and will not (a) violate, conflict with or result in the breach of or a default under any provision of the organizational documents of each Party, (b) violate or conflict with any Law applicable to each Party, (c) violate, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or, require any notice to or consent or waiver of any third party under, any material indenture, mortgage, lease, loan agreement, other material agreement or any applicable order, in each case, to which a Party is a party or by which it is bound.

3.4              Encumbrances. BPC hereby represents and warrants that the transfer, assignment and conveyance to ADMA Biologics of all of BPC’s right, title and interest in and to the ADMA Non-Voting Shares on the NV Share Closing Date is free and clear of any and all liens, claims and encumbrances.

3.5              No “Bad Actor”. Neither BPC nor ADMA Biologics, nor any of their affiliates, their directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed in writing in reasonable detail to the other Party.

Article IV
CONDITIONS TO adma VOTING SHARES CLOSING

4.1              Conditions Precedent to Transfer ADMA Voting Shares. The obligation of BPC to consummate the transfer of the ADMA Voting Shares to the Trust on the Voting Shares Closing Date is subject to the satisfaction or written waiver by such Party, at or prior to the Voting Shares Closing, of the following conditions:

(a)               BPC, Biotest and the Trust shall have received the consent and approval (as determined by BPC, Biotest and the Trust in their sole discretion) from the necessary governmental authorities that the Trust can hold and own the ADMA Voting Shares and that no governmental authority will oppose such ownership.

(b)               The Voting Shares Transfer Documents shall be delivered to the Trust or ADMA Biologics’ transfer agent, as applicable.

(c)               ADMA shall have received the Officer’s Certificate.

Article V
ADDITIONAL COVENANTS

5.1              Confidentiality. No Party hereto shall directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of such Party any Confidential Information (as defined below). No Party shall have any obligation to keep confidential (or cause any of their officers, directors or affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law or required in order to obtain regulatory approval of the transactions set forth herein; provided, however that in the event disclosure is required by applicable Law, the disclosing Party shall, to the extent reasonably possible, provide the other Parties with prompt notice of such requirement prior to making any disclosure so that the other Parties may seek an appropriate protective order. For purposes of this Section 5.1, “Confidential Information” means any non-public information with respect to this Agreement and the facts and circumstances leading to this Agreement; provided, however, that Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public as of the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

5.2              Public Announcements. None of the Parties shall issue any press release, public announcement, circular or notice concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval (which approval will not be unreasonably withheld, conditioned or delayed) of the other Parties hereto; provided, however, that if in the reasonable judgment of the Party intending to make such issuance (as advised by the disclosing Party’s outside counsel), such Party reasonably determines in good faith that such public disclosure of this Agreement is otherwise required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system, such Party may issue a press release, public announcement, circular or notice concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties hereto, but shall provide a draft of such public disclosure in advance for review and reasonable comment by the other Parties. Furthermore, each of the Parties agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law (and only to the extent required by such Law) and except to such Parties’ equity holders and lenders.

Article VI
MISCELLANEOUS

6.1              Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that none of the Parties may, directly or indirectly, transfer, assign or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of their rights or obligations under this Agreement without the prior written consent of the other Parties, which consent may be granted, withheld or conditioned at the applicable Party’s sole discretion; provided, further, that any permitted assignment shall protect the other Parties’ rights under this Agreement.

6.2              Expenses. Except as otherwise specified herein, each Party shall bear its own fees, costs and expenses with respect to the transactions set forth herein, including the fees, costs and expenses of its financial advisors, accountants and counsel.

6.3              Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received, if delivered personally, (b) when transmitted by e-mail (upon confirmation of receipt), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

If to Biotest, BPC, Biotest US or the Trust:

Biotest AG
Landsteinerstr. 5
63303 Dreieich
Germany
Attention: Bernhard Ehmer and Michael Ramroth
Email: Bernhard.ehmer@biotest.com

  michael.ramroth@biotest.com

and to:

Biotest Pharmaceuticals Corporation

5800 Park of Commerce Blvd. NW
Boca Raton, FL 33487

Attention: Ileana Carlisle, CEO; and Donna Quinn, General Counsel
Email: icarlisle@biotestpharma.com

  dquinn@biotestpharma.com

and to:

The Biotest Divestiture Trust

402 Norfolk St.

Cambridge, MA 02139

Attention: Eric Rosenbach, Trustee

Eric.rosenbach@gmail.com

with copies (which shall not constitute notice) sent concurrently to:

Greenberg Traurig, LLP
3333 Piedmont Road, NE
Suite 2500
Atlanta, GA 30305
Attention: Wayne H. Elowe, Esq.
Email: elowew@gtlaw.com

If to ADMA Biologics, ADMA BioManufacturing or ADMA BioCenters to:

ADMA Biologics, Inc.
465 Route 17 South
Ramsey, NJ 07446
Attention: Adam Grossman
Email: agrossman@admabio.com

with copies (which shall not constitute notice) sent concurrently to:

DLA Piper LLP (US)

51 John F. Kennedy Parkway

Suite 120

Short Hills, NJ 07078

Email: david.schwartz@dlapiper.com

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

6.4              Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any other term, provision, covenant or restriction of this Agreement or of the remainder of this Agreement which shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions set forth herein are not affected in any manner materially adverse to any Party. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions set forth herein be consummated as originally contemplated to the fullest extent possible.

6.5              Amendment; Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto. This Agreement, which amends certain provisions of the Biocenters Purchase Agreement, Stockholders Agreement and Registration Rights Agreement, and the Voting Shares Transfer Documents, Non-Voting Shares Transfer Documents, instruments, documents and certificates contemplated hereby, contain the entire agreement of the Parties hereto with respect to the transactions set forth herein, superseding all negotiations, prior discussions and prior agreements, both written and oral, made prior to the date hereof.

6.6              No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and permitted assignees, and no provision of this Agreement shall be deemed to confer upon any Person, other than the Parties, and their respective Affiliates and permitted assignees any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

6.7              Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. Neither course of conduct nor the failure or delay of any Party to exercise or enforce any right, remedy, condition or part of this Agreement at any time shall be construed as a waiver of that right, remedy, condition or part, nor shall it forfeit any rights to future exercise or enforcement thereof.

6.8              Governing Law; Consent to Jurisdiction. This Agreement (including any dispute or controversy arising out of or relating to this Agreement) shall be governed by the Law of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware. Except as otherwise expressly set forth in this Agreement, each of the Parties irrevocably agrees that any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

6.9              Headings. The headings of the Articles, Sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of or to in any way affect the meaning or interpretation of this Agreement.

6.10          Counterparts. This Agreement may be executed by the Parties manually or by-email as a pdf attachment, in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

6.11          Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Share Transfer, Amendment and Release Agreement to be executed by their respective duly authorized officers as of the date first above written.

ADMA BIOLOGICS, INC. By: /s/Adam Grossman Name: Adam Grossman Title: President and CEO	BIOTEST PHARMACEUTICALS CORPORATION By: /s/ Ileana Carlisle Name: Ileana Carlisle Title: CEO
ADMA BIOMANUFACTURING, LLC By: /s/Adam Grossman Name: Adam Grossman Title: President and CEO	ADMA BIO CENTERS GEORGIA INC. By: /s/Adam Grossman Name: Adam Grossman Title: CEO
BIOTEST AG By: /s/ Bernhard Ehmer Name: Bernhard Ehmer Title: CEO By: /s/ Michael Ramroth Name: Michael Ramroth Title: CFO	BIOTEST US CORPORATION By: /s/ Ileana Carlisle Name: Ileana Carlisle Title: CEO
THE BIOTEST DIVESTITURE TRUST By: /s/ Eric Rosenbach Name: Eric Rosenbach Title: Trustee

[Signature Page to Share Transfer, Amendment and Release Agreement]